EXHIBIT 99.27

             Hydromer, Inc. and Fossa Medical Enter Into a
                    One Year Stand Still Agreement


    BRANCHBURG, N.J.--(BUSINESS WIRE)--May 31, 2007--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSE) and Fossa Medical (a Boston based medical device developer with patented innovative technologies for removing obstructions and restoring patency of the urinary systems) have entered into a 1 year Stand Still Agreement.

    Under terms of this agreement, Hydromer has agreed to provide Fossa Medical exclusive access to the new Hydromer Antimicrobial Coatings for use on ureteral stents. During the term of this one year agreement Fossa Medical will continue with the testing and development of their new Hydromer(R) coated Open-8(TM) Urinary Stent. The Hydromer antimicrobial coating functions without the use of leaching active ingredients, and thus continues to have long term performance against bacterial colonization.

    According to Gloria Kolb, President of Fossa Medical, "In an in vitro flow study with ureteral stents, two different bacteria were released into the system to facilitate encrustation and blockage, a common in vivo problem. In the absence of bacteria, flow rates were similar. However, following bacterial incubation, flow rates for the antimicrobial-coated stents were 34% faster than regular hydrophilic-coated stents and 68% faster than uncoated stents."

    Gloria Kolb added that Fossa Medical has also confirmed the biocompatibility of the Hydromer coated stents, via the successful completion of a formal biological test protocol as performed by a major American test laboratory. "Based on the passing of all four in vivo biocompatibility testing, including the 13-week implant with histology test, the Open-8 device with Hydromer's Antimicrobial Coating is biocompatible."

    "This is a very exciting medical application for our new antimicrobial coating technology," commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, "In addition to working with an innovative company like Fossa Medical, our antimicrobial coatings are also being evaluated by various other medical device companies for possible use on their catheters and device applications."

    For additional information please visit the following Web-sites:

    www.hydromer.com

    www.fossamedical.com

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.


    CONTACT: Hydromer, Inc.
             Martin C. Dyck, 908-722-5000
             Executive Vice President